UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 4, 2020
LUBY’S, INC.
(Exact name of registrant as specified in its charter)
Delaware
(State or other jurisdiction of incorporation)

1-8308	74-1335253
(Commission File Number)	(I.R.S. Employer Identification No.)
13111 Northwest Freeway, Suite 600 Houston, Texas	77040
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 329-6800
Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange at which registered
Common Stock ($0.32 par value per share)	LUB	New York Stock Exchange
Common Stock Purchase Rights	N/A	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Chief Financial Officer and Principal Accounting Officer

On April 4, 2020, K. Scott Gray, Senior Vice President, Chief Financial Officer and Principal Accounting Officer of Luby’s, Inc. (the “Company”), resigned as Senior Vice President, Chief Financial Officer and Principal Accounting Officer of the Company to pursue other interests, effective immediately.

Chief Financial Officer

As of April 4, 2020, the Board of Directors of the Company (the “Board”) elected Steven Goodweather as the Company’s Chief Financial Officer and Treasurer, effective on such date.

Mr. Goodweather, 51, previously served as Vice President of Financial Planning and Analysis with additional responsibility for shareholder relations for the Company since 2009. Prior to that he served as Director of Financial Planning and Analysis for the Company from 2006 to 2009. Mr. Goodweather is a CFA Charterholder, an MBA graduate of the Fuqua School of Business at Duke University, and holds an undergraduate degree in electrical engineering from Cornell University.

In connection with Mr. Goodweather’s election as Chief Financial Officer, his base salary will be $215,000, although, as is the case with all senior management and other salaried employees, his base salary has been temporarily reduced by 50%.

There are no arrangements or understandings between Mr. Goodweather and any other person pursuant to which Mr. Goodweather was appointed as an executive officer of the Company. There are no family relationships between Mr. Goodweather and any director or executive officer of the Company, and Mr. Goodweather has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Chief Accounting Officer

As of April 4, 2020, the Board elected Phillip J. Rider to as the Company’s Chief Accounting Officer and Controller, effective on such date.

Mr. Rider, 61, previously served as Vice President – Accounting and SEC Reporting for the Company since October 2019. Mr. Rider was previously a Senior Consultant for technical accounting issues with Axia Partners, LLC from October 2018 through September 2019 and a Senior Consultant for Aventine Hill Partners from August 2017 through September 2018. Prior to that he was employed by Sidewinder Drilling, Inc. from May 2011 through March 2016 as Vice President – Accounting and Controller and as a consultant on accounting matters from November 2016 through August 2017. He is a CPA in the state of Texas.

In connection with Mr. Rider’s election as Chief Accounting Officer, his base salary will be $205,000, although, as is the case with all senior management and other salaried employees, his base salary has been temporarily reduced by 50%.

There are no arrangements or understandings between Mr. Rider and any other person pursuant to which Mr. Rider was appointed as an executive officer of the Company. There are no family relationships between Mr. Rider and any director or executive officer of the Company, and Mr. Rider has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01. Other Events.

This risk factor is intended to be an update to the Risk Factors found in our 10-K filed on November 26, 2019.

The current novel coronavirus (COVID-19 virus) pandemic has and other pandemics or disease outbreaks may disrupt our business, which could materially affect our operations and results of operations.

Due to the current COVID-19 pandemic, as of April 6, 2020, we have temporarily suspended on-premise dining at all of our company-owned restaurants and have suspended all operations at 50 Luby’s Cafeterias, 34 company-owned Fuddruckers locations as well as our only Cheeseburger in Paradise location. Additionally, our franchise revenue will be negatively impacted as our franchisees suspend operations due do the COVID-19 pandemic. We and our franchisees have also implemented modified hours of operation for those locations that have remained open or reduced on-site staff, resulting in cancelled shifts for some of our employees.

We have also placed more than half of our corporate office general and administrative staff on furlough. These changes have, and any additional changes may, materially adversely affect our business or results of operations particularly if these changes are in place for a significant amount of time. In addition, our operations could be disrupted if any of our employees or employees of our business partners were or are suspected of having COVID-19 or other illnesses since this could require us or our business partners to quarantine some or all such employees or close and disinfect our facilities. If a significant percentage of our workforce or the workforce of our business partners are unable to work, including because of illness or travel or government restrictions in connection with pandemics or disease outbreaks (including the current COVID-19 pandemic), our operations and financial condition may be further negatively impacted. We could also be adversely affected if government authorities impose additional restrictions on public gatherings, human interactions, operations of restaurants or mandatory closures, seek voluntary closures, further restrict hours of operations or impose curfews.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 6, 2020	LUBY’S, INC.

	By:	/s/ Christopher J. Pappas
Christopher J. Pappas
President and Chief Executive Officer